UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING

     (CHECK ONE): X Form 10-K   Form 20-F   Form 11-K   Form 10-Q   Form N-SAR
                  -           -           -           -           -

                          For Period Ended:  December 31, 1995
                                           -----------------------------------
                          [ ] Transition Report on Form 10-K
                          [ ] Transition Report on Form 20-F
                          [ ] Transition Report on Form 11-K
                          [ ] Transition Report on Form 10-Q
                          [ ] Transition Report on Form N-SAR
                          For the Transition period Ended:
                                                          --------------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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     PART I - REGISTRANT INFORMATION
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      SB Partners
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     Full Name of Registrant

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     Former Name if Applicable

      666 Fifth Avenue
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     Address of Principal Executive Office (Street and Number)

      New York, New York 10103
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     City, State and Zip Code

     PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      X      (a)      The reasons described in reasonable detail in Part III of
     ---              this form could not be eliminated without unreasonable
                      effort or expense;
      X      (b)      The subject annual report, semi-annual report, transition
     ---              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
                      portion thereof, will be filed on or before the fifteenth
                      calendar day following the prescribed due date; or the
                      subject quarterly report of transition report on Form 10-
                      Q, or portion thereof will be filed on or before the
                      fifth calendar day following the prescribed due date; and
             (c)      The accountant's statement or other exhibit required by
     ---              Rule 12b-25(c) has been attached if applicable.

     PART III - NARRATIVE

     The Registrant requires additional information which is not yet available in order to file a complete and accurate annual report on Form 10-K. The Registrant expects the information to be available with sufficient time to file the Form 10-K before April 15, 1996.


     PART IV - OTHER INFORMATION
     (1) Name and telephone number of person to contact in regard to this notification

              George N. Tietjen III           212                408-2900
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                       (Name)              (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                             X
                          -------   -------
                            Yes        No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
             subject report or portion thereof?                      X
                                                      -------     -------
                                                        Yes          No
             If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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
                                     SB Partners
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                    (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date       March 29, 1996       By   /S/ George N. Tietjen III
         ---------------------------      ---------------------------------
                                          George N. Tietjen III,
                                          Vice President of General Partner

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.